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                             CASH ACCUMULATION TRUST
                                BY-LAW AMENDMENT
                               dated MAY 24, 1991


VOTED: That the By-Laws of the Trust be, and they hereby are, amended by adding to Section 11.1 thereof, immediately prior to the penultimate sentence of such Section 11.1, the following:

          "The placing of a shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder."


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